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                              EMPLOYMENT AGREEMENT

                                       FOR

                                TIMOTHY M. JONES



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                                TABLE OF CONTENTS

                                                                            PAGE

1.  EMPLOYMENT.                                                                2

2.  SERVICES.                                                                  2

3.  COMPENSATION AND BENEFITS.                                                 4

4.  TERMINATION OF EMPLOYMENT.                                                 7

5.  CONFIDENTIAL INFORMATION.                                                 10

6.  RETURN OF DOCUMENTS.                                                      11

7.  NONCOMPETE.                                                               12

8.  REMEDIES.                                                                 13

9.  SUCCESSORS AND ASSIGNS.                                                   13

10. TIMING OF AND NO DUPLICATION OF PAYMENTS                                  15

11. MODIFICATION OR WAIVER.                                                   15

12. NOTICES.                                                                  15

13. GOVERNING LAW.                                                            16

14. SEVERABILITY.                                                             16

15. COUNTERPARTS.                                                             16

16. HEADINGS.                                                                 17

17. ENTIRE AGREEMENT.                                                         17

18. SURVIVAL OF AGREEMENTS.                                                   17

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of January 31, 1997 by and between Timothy M. Jones, an individual residing at 20 Church Street, Greenwich, Connecticut 06830 ("Executive"), and Cali Realty Corporation, a Maryland corporation with offices at 11 Commerce Drive, Cranford, New Jersey 07016 ("Cali").

                                    RECITALS

      WHEREAS, Robert Martin Company, LLC, a New York limited liability company and Robert Martin-Eastview North Company, L.P., a New York limited partnership (collectively "RM") and Cali Realty, L.P., a Delaware limited partnership ("CRLP") and Cali have determined that it is in the best interests of the parties' long term strategic growth to combine their respective properties and related assets;

      WHEREAS, in order to effectuate this combination, RM has agreed to contribute certain properties and other assets located throughout southern New York and Connecticut and owned or controlled by RM (the "Property") to designees of CRLP, to cause certain key executives of RM to become part of the management of Cali, and through RM's existing structure to continue to manage and operate the properties being contributed by RM, all as of the closing (the "Closing Date");

      WHEREAS, Executive has served as a key executive of RM and, through such service, has acquired special and unique knowledge, abilities and expertise; and

      WHEREAS, Cali desires to employ Executive, and Executive desires to be employed by Cali, pursuant to the terms set forth herein.

      NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment.

            Cali hereby agrees to employ Executive, and Executive hereby agrees to be employed by Cali, for a term commencing on the date hereof and expiring on January 31, 2000; provided, however, that commencing on January 31, 2000, and each January 31 thereafter, the term of this Agreement shall be extended automatically for one (1) additional year unless at least ninety (90) days prior to the applicable expiration date either Cali or Executive shall have given written notice that such party does not wish to extend this Agreement. The term of this Agreement, as it may be extended from time to time in accordance with this Paragraph 1, is referred to herein as the "Employment Period."

      2. Services.

            During the Employment Period, Executive shall hold the position of Executive Vice President, shall devote his best efforts and substantially all of his business time, skill and attention to the business of Cali, and shall be primarily responsible for the supervision of the operation of the Property contributed to Cali by RM and agrees to participate actively in devising and implementing Cali's corporate strategy. Specifically, Executive agrees to meet at both Cranford, New Jersey and Elmsford, New York at least twice a month with Cali's senior management to plan future


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

investments and geographical growth. Executive shall also perform such duties as are customarily performed by similar executive officers of Cali and as may be more specifically enumerated from time to time by the Board of Directors of Cali (the "Board") or the Executive Committee of the Board, if any; provided, however, that the foregoing is not intended to (a) preclude Executive from (i) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 7 hereof or (ii) engaging in charitable activities and community affairs, or (b) restrict or otherwise limit Executive from (i) conducting the real estate development, acquisition or management activities as and to the extent permitted pursuant to Section 26 of the Contribution and Exchange Agreement dated January 24, 1997 by and between Cali, CRLP and RM (the "Contribution and Exchange Agreement"), or (ii) acquiring and conducting real estate development and management activities with respect to properties which may be purchased by the RM Principal pursuant to Sections 8.3 or 27.5 of the Contribution and Exchange Agreement, provided that the performance of these activities referred to in clauses (a) and (b) does not prevent Executive from devoting substantially all of his business time to Cali.

            Executive shall be based in Elmsford, NY, subject to reasonable travel requirements, in an office comparable to the office previously provided to Executive by RM.

            Subject to the approval of a general and administrative budget by CRLP and/or Cali and within the parameters of such budget, Executive jointly with Brad W. Berger shall select RM's property management and leasing teams and members of such management and leasing teams shall become employees of Cali on the Closing


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

Date. In addition, Executive jointly with Brad W. Berger shall, in June 1997 and again in June 1998, have the sole and absolute authority to allocate options to purchase 120,000 shares of Common Stock (as hereinafter defined) (i.e., 150,000 shares less 30,000 shares underlying the Warrants (as hereinafter defined) transferred to the Warrant Transferees (as hereinafter defined)) at then current fair market value and subject to the provisions of the Plan (as hereinafter defined) to Cali employees who are part of such management and leasing teams; provided, however, that Executive may not allocate any of such 120,000 options to himself or to Brad W. Berger. Any of the foregoing options which are not actually granted in 1997 may be granted in 1998 and any of the foregoing options not granted in 1998 may be granted in 1999, provided that all such options shall be granted at then current fair market value.

      3. Compensation and Benefits.

            During the Employment Period, Cali shall pay Executive a minimum annual base salary in the amount of $225,000 (as adjusted from time to time, (the "Annual Base Salary")), payable in accordance with Cali's normal payroll practices. In addition, Executive shall be eligible for incentive compensation payable each year in such amounts as may be determined by the Compensation Committee of the Board (the "Compensation Committee") based upon, among other factors, growth in Funds from Operations per Common Share (as hereinafter defined) for the year. Executive's Annual Base Salary shall be reviewed annually in accordance with the policy of Cali from time to time and may be subject to adjustment based on, among other things, Executive's performance, as determined in the sole discretion of the Compensation


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

Committee. Cali shall have the right to deduct and withhold from such compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld. In addition to the compensation specified above, Executive shall be entitled to the following benefits:

            (a) participation in the Employee Stock Option Plan of Cali Realty Corporation (the "Plan"), and other benefit plans (including without limitation Cali's Section 401(k) Savings/Retirement
                  Plan) made generally available to executives of Cali;

            (b) during the 1997 calendar year, participation in any health insurance, disability insurance, group life insurance or other welfare benefit programs which were maintained by RM and which are assumed by Cali on the Closing Date (the "RM Plans") and other Cali welfare plans, if any, providing benefits of the type not provided under any of the RM Plans, and thereafter, participation in any health insurance, disability insurance, group life insurance or other welfare benefit programs made generally available to executives of Cali with respect to which Executive shall be granted credit for all service with RM and its affiliates and their respective predecessors prior to the Closing Date; and

            (c) reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of Cali.

In addition, Executive shall be entitled to receive such bonuses and options to purchase shares of common stock, par value $0.01 per share, of Cali (the "Common Stock") as the Board shall approve, in its sole discretion, including, without limitation, options and bonuses contingent upon Executive's performance and the achievement of specified financial and operating objectives for Funds from Operations per Common Share.

            As further consideration for Executive agreeing to serve as an officer and entering into this Agreement upon the terms set forth herein, including, without limitation, the terms relating to non-competition set forth in Paragraph 7 below, Cali is


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

issuing to Executive and certain members of the management and leasing teams designated by Executive (the "Warrant Transferees"), warrants to purchase an aggregate of 200,000 shares of Common Stock at a purchase price equal to fair market value on the Closing Date ("Warrants"). Executive's Warrants shall be evidenced by the Warrant Agreement dated January 31, 1997 which shall include, but not be limited to, the following provisions: vesting over a three year period with one third (1/3) of the Warrants vesting on the first, second and third anniversaries of the date of the Warrant Agreement and non-transferability provisions. For purposes of this issuance "fair market value" shall mean the closing price as quoted on the New York Stock Exchange at the end of the last business day preceding the date of the grant as reported in the New York edition of the Wall Street Journal. In accordance with the written direction of Executive as provided to Cali, Executive shall receive Warrants to purchase 170,000 shares of Common Stock and the Warrant Transferees shall receive Warrants to purchase an aggregate of 30,000 shares of Common Stock. Since Executive has directed Cali to issue the aforementioned Warrants to the Warrant Transferees, Executive shall receive in July 1997 and again in July 1998, options to purchase 15,000 shares of Common Stock on each such date at a purchase price of then current fair market value and subject to the provisions of the Plan.

            For purposes of this Agreement, "Funds from Operations per Common Share" shall mean (i) net income (loss) before minority interest of unit holders, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sale of property, plus real estate return, depreciation and amortization as calculated in accordance with the National


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Association of Real Estate Investment Trusts definition published in March 1995, as amended from time to time, and as applied in accordance with the accounting practices and policies of the Cali in effect from time to time on a consistent basis to the entire Employment Period, divided by (ii) the sum of (A) the primary weighted average number of outstanding shares of Common Stock as it appears in the Cali's financial statement for the applicable period and (B) the primary weighted average number of outstanding limited partnership units of CRLP, for the applicable period.

      4. Termination of Employment.

            (a) In the event (i) Cali terminates Executive's employment for Cause (as hereinafter defined) or (ii) Executive terminates his employment without Good Reason (as hereinafter defined), Cali shall pay Executive any unpaid salary accrued through and including the date of termination (the "Accrued Amount"). In addition, in such event, Executive shall be entitled (i) to exercise any Warrants and/or options which have vested and are exercisable in accordance with the terms of this Agreement, the applicable Warrant Agreement, stock option agreement or the Plan, and (ii) to retain any shares awarded to Executive which are fully vested on the date of termination. Except for any rights which Executive may have to the Accrued Amount, vested Warrants and/or options and vested share awards, Cali shall have no further obligations hereunder following such termination.

            (b) In the event of termination of Executive's employment as a result of either (i) Executive's death or Disability (as hereinafter defined),
(ii) termination by Cali for any reason other than Cause or (iii) termination by Executive of his employment for Good Reason, Cali shall pay to Executive (A) the Accrued Amount, (B) the unpaid


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

salary, at the rate then in effect without reduction, from the date of termination through the end of the Employment Period remaining (assuming no such termination occurred) and (C) a pro-rata portion, based upon the number of days in the period beginning with January 1 of the calendar year in which such termination occurred and ending with the date the Employment Period ends (assuming such termination did not occur), of the average annual amount of incentive compensation payments paid to Executive during each previous year of Executive's employment hereunder. The aforesaid amount shall be payable, at the option of Executive, his estate or his personal representative, either (i) in full immediately upon such termination or (ii) monthly over the remainder of the Employment Period. In addition, Executive shall be entitled, at the option of Executive, his estate or his personal representative, within ninety (90) days (one (1) year in the case of termination as a result of Executive's death or Disability) of the date of such termination, (i) to exercise any Warrants and/or options to purchase shares of Common Stock that have vested (including, without limitation, by acceleration in accordance with the terms of the Plan or Warrant Agreement) and are exercisable in accordance with the terms of this Agreement, any applicable Warrant Agreement, stock option agreement or the Plan, (ii) to retain any shares of Common Stock awarded to Executive which are vested on the date of termination, and (iii) to require Cali (upon written notice delivered within one hundred eighty (180) days following the date of Executive's termination) to repurchase all or any portion of Executive's vested Warrants or options (including without limitation Warrants and options, if any, which have vested by acceleration in accordance with the terms of the Plan or stock option agreement or Warrant Agreement) to purchase shares of Common Stock at a price equal to the


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

difference between the Fair Market Value (as hereinafter defined) of the shares of Common Stock for which the Warrants or options to be repurchased are exercisable and the exercise price of such Warrant or option as of the date of Executive's termination of employment.

            (c) For purposes of this Agreement:

                  (i) "Cause" shall mean (A) the willful and continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by Cali specifically identifying the manner in which Cali believes Executive has not substantially performed his duties, or (B) willful misconduct by Executive which is materially injurious to Cali, monetarily or otherwise, or (C) the willful violation by Executive of the provisions of Paragraph 5 or 7 hereof. For purposes of this Paragraph 4(c)(i), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of the interests of Cali.

                  (ii) "Disability" shall mean the determination by Cali, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

                  (iii) "Fair Market Value" shall mean the average of the
                        closing price on the New York Stock Exchange of the Common Stock on each of the trading days within the thirty (30) days immediately preceding the date of termination of Executive's employment;

                  (iv) "Good Reason" shall mean (A) any assignment to Executive of any duties materially different from those contemplated by Paragraph 2 hereof, or any limitation of the powers of Executive in any respect not contemplated by Paragraph 2 hereof or other material breach of this Agreement by Cali,


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

                        (B) a material reduction in Executive's Annual Base Salary as in effect at the time in question, or any other material failure by Cali to comply with Paragraph 3 hereof, provided, however, that in the event Executive is not awarded a bonus or other discretionary payment or discretionary award described in Paragraph 3, it shall not be deemed a failure, (C) Cali shall have given notice pursuant to Paragraph 1 hereof that it does not wish to extend this Agreement, except in connection with termination of Executive's employment for Cause or by reason of death or Disability, or (D) failure of Cali to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Paragraph 9(a) hereof.

            (d) Any termination of Executive's employment by Cali or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

      5. Confidential Information.

            (a) Executive understands and acknowledges that during his employment with Cali, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to Cali. Executive shall hold in a fiduciary capacity for the benefit of Cali such Confidential Information obtained by Executive during his employment with RM and Cali and shall not, directly or indirectly, at any time, either during or after his employment with Cali, without Cali's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than Cali or its employees,


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

except as required in the performance of his duties for Cali or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

            (b) The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from Cali or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of Cali or its predecessors including without limitation RM. For purposes of this Paragraph 5, Cali shall be deemed to include any entity which is controlled, directly or indirectly, by Cali and any entity of which a majority of the economic interest is owned, directly or indirectly, by Cali.

      6. Return of Documents.

            Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of Cali, shall not be copied, summarized, extracted from, or removed from the premises of Cali, except in pursuit of the business of Cali or at the direction of Cali, and shall be delivered to Cali, without retaining any copies, upon the termination of Executive's employment or at any time as requested by Cali.


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

      7. Noncompete.

            Executive agrees that:

            (a) During the Employment Period and, unless (i) Cali terminates Executive's employment hereunder without Cause, (ii) Executive terminates his employment hereunder with Good Reason or (iii) Cali shall have given notice pursuant to Paragraph 1 hereof that it does not wish to extend this Agreement (except in connection with termination of Executive's employment for Cause or by reason of death or Disability), for a one (1) year period thereafter, Executive shall not, directly or indirectly, within the State of New York, the State of New Jersey, the State of Connecticut or the State of Pennsylvania engage in, or own, invest in, manage or control any venture or enterprise engaged in any development, acquisition or management activities with respect to office-service, office or industrial or flex property, without regard to whether or not such activities compete with Cali. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation or other entity. Moreover the foregoing limitations shall not be deemed to restrict or otherwise limit Executive from (i) conducting the real estate development, acquisition or management activities as and to the extent permitted pursuant to Section 26 of the Contribution and Exchange Agreement, or (ii) acquiring and conducting real estate development and management activities with respect to properties which may be purchased by the RM Principal pursuant to Sections 8.3 or 27.5 of the Contribution and Exchange Agreement, provided that during the


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

Employment Period, the performance of such activities does not prevent Executive from devoting substantially all of his business time to Cali.

            (b) If, at the time of enforcement of this Paragraph 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions.

            (c) For purposes of this Paragraph 7, Cali shall be deemed to include any entity which is controlled, directly or indirectly, by Cali and any entity of which a majority of the economic interest is owned, directly or indirectly, by Cali.

      8. Remedies.

            The parties hereto agree that Cali would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraph 5, 6 or 7 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraph 5, 6 or 7 of this Agreement, Cali may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

      9. Successors and Assigns.

            (a) Cali shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cali, by agreement in form and substance satisfactory to Executive, to


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

expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cali would be required to perform it if no such succession had taken place. Failure of Cali to obtain such agreement prior to the effectiveness of an such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Cali in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Agreement, "Cali" shall mean Cali as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 9 shall be paid to Executive in a single sum immediately prior to the consummation of the transaction with such successor.

            (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.


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

      10. Timing of and No Duplication of Payments

            All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

      11. Modification or Waiver.

            No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of Cali or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Cali or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

      12. Notices.

            All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to Cali or


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

Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph
11).

      13. Governing Law.

            THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

      14. Severability.

            Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of Paragraph 7(b) above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

      15. Counterparts.

            This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.


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

      16. Headings.

            The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

      17. Entire Agreement.

            This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

      18. Survival of Agreements.

            The covenants made in Paragraphs 4, 5, 6 and 7 each shall survive the termination of this Agreement.

             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.


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

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                              CALI REALTY CORPORATION


                                          By: /s/ Roger W. Thomas
                                              ----------------------------------
                                              Name:  Roger W. Thomas
                                              Title: Vice President and
                                                     General Counsel

                                              EXECUTIVE


                                              /s/ Timothy M. Jones
                                              ----------------------------------
                                              Timothy M. Jones


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